Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Third Quarter 2016 Financial Results

CORAL GABLES, FL. - November 1, 2016 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the third quarter ended September 30, 2016. The Company reported earnings per diluted share of $0.68 for the third quarter, compared with earnings per diluted share of $0.54 in the third quarter of 2015. Comparable earnings per diluted share were $1.17 in the third quarter, compared with comparable earnings per diluted share of $0.56 in the third quarter of 2015.
“We are very pleased with our strong financial performance in the third quarter of 2016,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Our performance demonstrates the strength of our diversification strategy and the results of the efficiency improvements and cost-control initiatives we put in place over the past couple of years to increase profitability and position ourselves for sustainable growth. Increased sales in our avocado, fresh-cut and pineapple product lines collectively drove our financial performance during the quarter, along with improved global banana selling prices, and lower commodity costs. Given the strength of our business model and our focus on continuous performance improvements, we believe we are well positioned to deliver value to Fresh Del Monte’s shareholders over the long-term.”
Net sales for the third quarter of 2016 were $950.2 million, compared with $936.1 million in the third quarter of 2015. The $14.1 million increase in net sales was the result of higher net sales in the Company's other fresh produce and prepared food business segments, partially offset by lower sales volume of bananas in North America and Europe.
Gross profit for the third quarter of 2016 was $118.8 million, compared with $83.3 million in the third quarter of 2015. The increase in gross profit was attributable to higher gross profit in all of the Company's business segments, principally due to higher selling prices in the Company's banana business in Asia, along with lower transportation and fruit costs.
Operating income for the third quarter of 2016 was $44.1 million, compared with operating income of $34.4 million in the third quarter of 2015. Comparable operating income was $69.8 million in the third quarter of 2016, compared with comparable operating income of $35.5 million in the third quarter of 2015. The increase was primarily due to higher gross profit, partially offset by higher asset impairments and other charges, net.
Net income for the third quarter of 2016 was $35.2 million, compared with net income of $28.5 million in the third quarter of 2015. Comparable net income was $60.9 million in the third quarter of 2016, compared with comparable net income of $29.6 million in the third quarter of 2015.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended

Income Statement:	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Net sales	$950.2	$936.1	$3,056.9	$3,078.6
Cost of products sold	831.4	852.8	2,652.0	2,780.6
Other charges (1)	—	—	—	0.3
Gross profit	118.8	83.3	404.9	297.7

Selling, general and administrative expenses	49.0	47.7	140.6	133.5
Loss (gain) on disposal of property, plant and equipment, net (2)	0.7	(0.3)	(5.1)	(2.5)
Asset impairment and other charges, net (1)	25.0	1.5	28.1	2.4
Operating income	44.1	34.4	241.3	164.3

Interest expense, net	0.3	0.4	2.1	2.8
Other expense (income), net	2.0	(1.3)	(1.3)	4.7

Income before income taxes	41.8	35.3	240.5	156.8

Provision for income taxes	5.6	5.4	25.4	16.8
Net income	$36.2	$29.9	$215.1	$140.0

Less: Net income attributable to noncontrolling interests	1.0	1.4	2.0	4.5
Net income attributable to Fresh Del Monte Produce Inc.	$35.2	$28.5	$213.1	$135.5

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.68	$0.54	$4.14	$2.57

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.68	$0.54	$4.11	$2.54

Dividends declared per ordinary share	$0.150	$0.125	$0.400	$0.375

Weighted average number of ordinary shares:
Basic	51,497,691	52,788,564	51,430,234	52,817,849
Diluted	51,993,293	53,208,152	51,910,068	53,247,184

Selected Income Statement Data:
Depreciation and amortization	$19.7	$17.9	$57.9	$54.0

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.68	$0.54	$4.11	$2.54
Asset impairment and other charges, net (1)	0.48	0.03	0.54	0.05
Loss (gain) on sale of assets (2)	0.01	(0.01)	(0.16)	(0.05)
Comparable net income - Diluted	$1.17	$0.56	$4.49	$2.54

(1)
Asset impairment and other charges, net, for the quarter ended September 30, 2016 included $18.7 million in compensatory expense related to the President/COO's transition, of which $9.8 million is in cash. The remaining charges relate to poultry goodwill impairment in the Middle East, impairment charges related to drought conditions in Brazil and underutilized assets in Central America as well as other charges in Europe. Asset impairment and other charges, net for the nine months ended September 30, 2016 included impairment charges in Asia and Central America. Asset impairment and other charges, net, for the nine months ended September 25, 2015 related principally to damages resulting from unfavorable weather conditions in Chile offset by a credit on litigation settlement. Additionally, asset impairment and other charges, net for the quarter ended September 25, 2015 principally included an impairment of assets held for sale in Guatemala.

(2)
Loss (gain) on disposal of property, plant and equipment, net for the quarter ended September 30, 2016 included a loss of $0.7 million primarily related to the sale of a refrigerated vessel. Additionally, Loss (gain) on disposal of property, plant and equipment, net for the nine months ended September 30, 2016 included a gain of $9.2 million primarily related to the sale of surplus lands in Central and South America. Loss (gain) on disposal of property, plant and equipment, net included a gain of $0.4 million for the quarter ended September 25, 2015 primarily related to equipment sales. Additionally, the nine months ended September 25, 2015 included a gain of $2.5 million principally related to the sale of refrigerated vessels.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 30, 2016				September 25, 2015
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$424.4	45%	$39.6	33%	$425.2	45%	$20.6	25%
Other Fresh Produce	433.6	46%	62.0	52%	420.3	45%	48.9	59%
Prepared Food	92.2	9%	17.2	15%	90.6	10%	13.8	16%
	$950.2	100%	$118.8	100%	$936.1	100%	$83.3	100%

	Quarter ended
Net Sales by Geographic Region:	September 30, 2016		September 25, 2015

North America	$528.0	55%	$528.2	56%
Europe	156.0	16%	156.6	17%
Middle East	139.0	15%	140.8	15%
Asia	112.6	12%	96.5	10%
Other	14.6	2%	14.0	2%
	$950.2	100%	$936.1	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 30, 2016	January 1, 2016

Assets
Current assets:
Cash and cash equivalents	$23.2	$24.9
Trade accounts receivable, net	341.1	346.1
Other accounts receivable, net	67.7	71.3
Inventories, net	465.3	481.9
Other current assets	35.8	61.6
Total current assets	933.1	985.8

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,252.2	1,215.4
Goodwill	261.4	263.7
Other noncurrent assets	150.4	129.2
Total assets	$2,599.1	$2,596.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$352.3	$359.1
Current portion of long-term debt and capital lease obligations	0.5	1.5
Other current liabilities	22.4	21.2
Total current liabilities	375.2	381.8

Long-term debt and capital lease obligations	137.1	252.7
Other noncurrent liabilities	226.5	210.7
Total liabilities	738.8	845.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,834.4	1,708.0
Noncontrolling interests	25.9	42.9
Total shareholders' equity	1,860.3	1,750.9
Total liabilities and shareholders' equity	$2,599.1	$2,596.1

Selected Balance Sheet Data:
Working capital	$557.9	$604.0
Total debt	$137.6	$254.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 30, 2016	September 25, 2015
Operating activities:
Net income	$215.1	$140.0
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	57.6	53.7
Amortization of debt issuance costs	0.3	0.3
Asset impairment, net	8.5	2.4
Gain on disposal of property, plant and equipment, net	(5.1)	(2.5)
Foreign currency translation adjustment	(1.1)	(4.9)
Other	13.6	11.2
Changes in operating assets and liabilities:
Receivables, net	12.2	8.6
Inventories, net	15.5	21.3
Other current assets	4.8	(4.5)
Accounts payable and accrued expenses	14.1	15.4
Other noncurrent assets and liabilities	(1.9)	(2.8)
Net cash provided by operating activities	333.6	238.2

Investing activities:
Capital expenditures	(98.4)	(90.0)
Proceeds from sales of property, plant and equipment	11.0	6.1
Purchase of a business	(7.1)	—
Net cash used in investing activities	(94.5)	(83.9)

Financing activities:
Net repayments on long-term debt	(118.8)	(55.4)
Purchase of noncontrolling interest	(45.0)	—
Distributions to noncontrolling interests	(0.5)	(1.8)
Proceeds from stock options exercised	10.7	32.6
Excess tax benefit from stock-based compensation	2.6	1.1
Dividends paid	(20.5)	(19.7)
Repurchase and retirement of ordinary shares	(68.7)	(112.8)
Net cash used in financing activities	(240.2)	(156.0)

Effect of exchange rate changes on cash	(0.6)	10.2

Net (decrease) increase in cash and cash equivalents	(1.7)	8.5
Cash and cash equivalents, beginning	24.9	34.1
Cash and cash equivalents, ending	$23.2	$42.6

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Fresh Del Monte Produce Inc.

Third Quarter 2016 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the third quarter of 2016 were in line with the prior year period. Volume was 2% lower than the prior year. Worldwide pricing increased $0.29, or 2%, to $14.93 per unit, compared with $14.64 per unit in the third quarter of 2015. Gross profit for the third quarter of 2016 increased $19.0 million to $39.6 million, compared with $20.6 million in the third quarter of 2015. Unit cost was 3% lower than the prior year period.
Other Fresh Produce
Net sales for the third quarter of 2016 increased $13.3 million to $433.6 million, compared with $420.3 million in the third quarter of 2015. The increase in net sales was primarily due to higher net sales in the Company's avocado, fresh-cut and pineapple product lines. Gross profit for the third quarter of 2016 increased $13.1 million to $62.0 million, compared with gross profit of $48.9 million in the third quarter of 2015.

Gold pineapple - Net sales increased 3% to $123.0 million, compared with the prior year. Volume decreased 3%. Pricing was 6% higher. Unit cost was 3% lower.
Fresh-cut - Net sales increased 7% to $134.6 million, compared with the prior year. Volume increased 8%. Pricing was 1% lower. Unit cost was 6% lower.
Avocados - Net sales increased 47% to $67.1 million, compared with the prior year. Volume increased 5%. Pricing increased 41%. Unit cost was 46% higher.
Non-tropical - Net sales decreased 14% to $44.6 million, compared with the prior year. Volume decreased 15%. Pricing and unit costs were in line with the prior year period.

Prepared Food
Net sales for the third quarter of 2016 increased to $92.2 million, compared with $90.6 million in the third quarter of 2015. Gross profit for the quarter increased to $17.2 million, compared with $13.8 million in the third quarter of 2015.
Cash Flows
Net cash provided by operating activities for the first nine months of 2016 was $333.6 million, compared with $238.2 million in the same period of 2015.
Total Debt
Total debt decreased from $254.2 million at the end of 2015 to $137.6 million at the end of the third quarter of 2016.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, gain on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as comparable operating income, comparable net income and comparable net income per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Comparable operating income and comparable net income provide us with an understanding of the results from the primary operations of our business. We use comparable operating income and comparable net income to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2016 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their

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Fresh Del Monte Produce Inc.

operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended January 1, 2016 along with other reports that the Company has on file with the Securities and Exchange Commission.

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